Exhibit 10.1
[FORM OF]
CONTINGENT VALUE RIGHTS AGREEMENT
BY AND AMONG
RXI PHARMACEUTICALS CORPORATION,
COMPUTERSHARE TRUST COMPANY, N.A.,
COMPUTERSHARE INC., AND
ROBERT E. KENNEDY, IN HIS CAPACITY AS
THE STOCKHOLDER REPRESENTATIVE
April 13, 2011

 i

[FORM OF] CONTINGENT VALUE RIGHTS AGREEMENT
     THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of April 13, 2011 (this “Agreement”), by and among RXi Pharmaceuticals Corporation, a Delaware corporation (“Parent”), and Computershare Trust Company, N.A., a national banking association (“Trust Company”) and Computershare Inc., a Delaware Corporation , as exchange agent (“Computershare” and together with Trust Company, the “Rights Agent”), and Robert E. Kennedy, an individual acting as the Company Stockholders’ representative (the “Stockholder Representative”) in favor of each person who from time to time holds one or more Contingent Value Rights (the “CVRs”) to receive cash payments or stock issuances in the amounts and subject to the terms and conditions set forth herein.
     WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of March 31, 2011 (the “Merger Agreement”), by and among Parent, Diamondback Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), Apthera, Inc., a Delaware corporation (the “Company”), and with respect to Section 10.11 and other sections explicitly identified in the Merger Agreement, the Stockholder Representative;
     WHEREAS, pursuant to the Merger Agreement, Merger Subsidiary will merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Parent;
     WHEREAS, in the Merger, one CVR will be issued in respect of each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares and those shares described in Section 2.3(b)(ii) of the Merger Agreement); and
     WHEREAS, Parent desires that the Rights Agent act as its special agent for the purposes of effecting the distribution of the Merger Consideration to the holders of Company Common Stock, including (i) the Closing Consideration, and (ii) the CVRs.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below, as indicated elsewhere in this Agreement, or as defined in the Merger Agreement:
     (a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;
     (b) all capitalized terms used in this Agreement without definition shall have the respective meanings ascribed to them in the Merger Agreement;

     (c) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.
     (d) Unless the context requires otherwise, references herein (i) to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (ii) to a statute, ordinance or regulation mean such statute, ordinance or regulation as amended from time to time and includes any successor thereto.
     (e) References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.
     (f) All accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with GAAP, as in effect on the date hereof.
     (g) Any reference herein to the sale price of Parent Common Stock on NASDAQ shall be deemed to refer to any alternative exchange or OTBB on which the Parent Common Stock or the capital stock of any successor entity may be traded.
     “Affiliate” of a specified person means any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.
     “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Delaware, Massachusetts, or Arizona are authorized or obligated by law or executive order to remain closed.
     “Clinical Trial” means the Phase III clinical trial of the Product Candidate sponsored by Parent, the Surviving Corporation, or an Affiliate or licensee thereof.
     “Combination Product” means any Product Candidate that comprises a Product Candidate sold in conjunction with another active component (whether packaged together or in the same therapeutic formulation or otherwise) or service.
     “CVR Register” has the meaning set forth in Section 2.3(b).
     “FDA” means the United States Food and Drug Administration or any successor agency.
     “GAAP” means United States Generally Accepted Accounting Principles.

     “Governmental Entity” means any domestic (federal or state), or foreign court, commission, governmental body, regulatory or administrative agency or other political subdivision thereof.
     “Holder” means a Person in whose name a CVR is registered in the CVR Register.
     “Intellectual Property” means all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including all (a)(1) patents, patent applications, proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not reduced to practice or patented or eligible for patent protection; (2) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, logos, domain names and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (4) trade secrets and other confidential information; (b) all registrations, applications, and recordings for, and amendments, modifications, improvements, extensions, continuations, continuations-in-part, re-examinations and reissues to any of the foregoing; and (c) licenses or other similar agreements granting rights to use any of the foregoing.
     “Intellectual Property Losses” means all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs, expenses, fees or royalties (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith, and any amounts or expenses required to be paid or incurred in connection with any license agreement, action, suit, proceeding, claim, appeal, demand, assessment, judgment), whether or not involving a third party (collectively, “Losses”), resulting from, arising out of, or imposed upon or incurred by Parent (or any Affiliate thereof) in connection with any of the Intellectual Property acquired by Parent pursuant to the Merger Agreement (the “Acquired IP”), including without limitation, Losses related to (i) Parent’s failure to own to have the right to use any portion of the Acquired IP that is useful or necessary to conduct the Business, (ii) Parent’s use of the Acquired IP (including pursuant to any license agreement included in the Acquired IP), (iii) infringement by Parent due the conduct of Parent’s business, or the manufacture, marketing, distribution, use or sale of any product covered by any Acquired IP; (iv) the validity of the Acquired IP; (v) inventorship of the Acquired IP; (vi) license or indemnification obligations with respect to any alleged infringement or misappropriation of any third party’s intellectual property by Parent arising from the Acquired IP (collectively, “Intellectual Property Losses”), regardless of whether any of the foregoing Intellectual Property Losses constitute an Indemnifiable Loss under the Merger Agreement; provided, however, that the foregoing shall not include any payment made or expenses incurred in connection with the Clinical Study Agreement entered into with Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., effective October 29, 2007, or any licenses resulting therefrom.

     “Law” means any foreign, federal, state, local or municipal laws, rules, judgments orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees or requirements of any Governmental Entity.
     “Merger” shall have the meaning set forth in the Recitals of this Agreement.
     “Merger Agreement” shall have the meaning set forth in the Recitals of this Agreement.
     “Milestone” means each of (i) Milestone #1, (ii) Milestone #2, (iii) Milestone #3, (iv) Milestone #4, and (v) Milestone #5.
     “Milestone #1” means enrollment of the first patient in the Clinical Trial, but only if the foregoing Milestone is achieved no later than the Milestone Target Date.
     “Milestone #2” means the earliest to occur of (i) an Early Interim Analysis (EIA) in respect of the Clinical Trial the receipt of which does not cause the discontinuance of the Clinical Trial, or (ii) enrollment of seventy (70) patients in the Clinical Trial, but only if one of the foregoing occurs no later than the Milestone Target Date.
     “Milestone #3” means U.S. Regulatory Approval of Parent’s new drug application or biologic license application for the Product Candidate, which U.S. Regulatory Approval permits Parent to market such Product Candidate immediately, but only if the foregoing Milestone is achieved no later than the Milestone Target Date. For the avoidance of doubt, an “approvable letter” or similar communication published by the FDA shall not constitute approval for purposes of the foregoing.
     “Milestone #4” means cumulative Net Sales of the Product Candidate exceeding one hundred million dollars ($100,000,000), but only if the foregoing Milestone is achieved no later than the Milestone Target Date.
     “Milestone #5” means cumulative Net Sales of the Product Candidate exceeding three hundred million dollars ($300,000,000), inclusive of Milestone #4, but only if the foregoing Milestone is achieved no later than the Milestone Target Date.
     “Milestone Payment” means, as applicable, (i) one million dollars ($1,000,000), with respect to the achievement of Milestone #1; (ii) one million dollars ($1,000,000), with respect to the achievement of Milestone #2; (iii) five million dollars ($5,000,000), with respect to the achievement of Milestone #3, (iv) ten million dollars ($10,000,000), with respect to the achievement of Milestone #4, and (v) means fifteen million dollars ($15,000,000), with respect to the achievement of Milestone #5. Each of the foregoing Milestone Payments may be paid in cash or in shares of Parent Common Stock, as determined in Parent’s discretion. If Parent elects the latter, the number of shares shall be calculated based upon the value of Parent’s Common Stock, which shall be equal to the closing price for Parent Common Stock on NASDAQ, as reported in The Wall Street Journal, on the day prior to the applicable Milestone being achieved.

     “Milestone Target Date” means with respect to all Milestones, the date that is five (5) years from the later of (i) the expiration, invalidation or rejection of the last patent or patent application included in the patents exclusively licensed to the Surviving Corporation from The University of Texas M. D. Anderson Cancer Center, The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. or otherwise covering any portion of the Product Candidate, including all patent adjustments and extensions thereof, (ii) the latest to expire of any new drug product exclusivity granted by the FDA or any foreign Governmental Entity with respect to the Product Candidate, including but not limited to orphan drug status or data exclusivity periods granted under The Biologics Price Competition and Innovation Act or any foreign equivalent, or (iii) to the extent Parent acquires an exclusive license on any Invention pursuant to the Clinical Study Agreement entered into with Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., effective October 29, 2007, the expiration of such exclusive license. If any Milestone does not occur by the Milestone Target Date, the CVRs underlying each such Milestone will terminate and all rights thereunder and all rights in respect thereof under this Agreement shall cease.
     “Net Sales” means the sum of, without any duplication, the gross revenues received by Parent, its Affiliates or its licensees from the sale of any Product Candidate throughout the world, less sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation actually prepaid or allowed, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount), all as recorded by Parent, its Affiliate or its licensee in each of their respective official books and records, in accordance with GAAP and consistent with the financial statements and/or regulatory filings with the United States Securities and Exchange Commission, if any, of Parent, its Affiliate or its licensee.
     Product Candidate provided to third parties without charge, in connection with research and development, the Clinical Trial, other clinical trials, compassionate use, humanitarian and charitable donations, or indigent programs or for use as samples shall be excluded from the computation of Net Sales.
     Notwithstanding the foregoing, in the event a Product Candidate is sold as a Combination Product Candidate in the United States, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product Candidate by the fraction A/(A+B), where A is the gross invoice price of the Product Candidate if sold separately and B is the gross invoice price of the other product(s) included in the Combination Product if sold separately. If no such separate sales are made by Parent, its Affiliates or licensees, Net Sales of the Combination Product shall be calculated in a manner determined by Parent in good faith based upon the relative value of the active components of such Combination Product.
     “Parent Common Stock” means common stock of Parent.
     “Party” shall mean the Rights Agent, Parent and/or the Stockholder Representative, as applicable.

     “Permitted Transfer” means: (i) the transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.
     “Product Candidate” means E75 + GM-CSF, known as Neuvax, as used in the currently pending clinical trial sponsored by Parent, Surviving Corporation, or an Affiliate or licensee thereof.
     “Tax” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, and all other taxes of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any transferee or secondary liability in respect of any tax (whether imposed by Law, contractual agreement or otherwise) and any liability in respect of any Tax as a result of being a member of any Affiliated Group, and shall include all liabilities under any unclaimed property Law.
     “U.S. Regulatory Approval” means all approvals from the FDA necessary for the commercial manufacture, marketing and sale of a Product Candidate in the United States.
ARTICLE 2
CONTINGENT VALUE RIGHTS
2.1 Appointment of Rights Agent. Parent hereby appoints the Trust Company as the Rights Agent to act as Rights Agent for Parent in accordance with the instructions hereinafter set forth in this Agreement, and Computershare as the service provider to the Trust Company and as processor of all payments received or made by or on behalf of Parent under this Agreement, the Trust Company and Computershare hereby accept such respective appointments.
2.2 Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.
(a)	Not Certificated. The CVRs shall not be evidenced by a certificate or other instrument.

(b)	CVR Register. The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs. The Rights Agent shall register CVRs and transfer CVRs as herein provided.

(c)	Transfer Requests. Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in form reasonably satisfactory to Parent and the Rights Agent, including the authority of the party presenting the CVR for transfer which authority may include, if applicable, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. A request for a transfer of a CVR shall be accompanied by such documentation establishing satisfaction that the transfer is a Permitted Transfer as may be reasonably requested by Parent and the Rights Agent (including opinions of counsel), if appropriate. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer Tax which shall be the responsibility of the transferor) to the Holder.

(d)	Change of Address Requests. A Holder (or the Stockholder Representative, on behalf of a Holder) may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder or the Stockholder Representative, as applicable. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.
2.4 Payment Procedures.
(a)	Milestone Compliance Certificates. Within 10 Business Days following the occurrence of any Milestone, Parent shall deliver to the Rights Agent and the Stockholder Representative a certificate (each a “Milestone Compliance Certificate”) certifying that the Holders are entitled to receive the applicable Milestone Payment Amount and establishing a payment date with respect to the applicable Milestone Payment Amount that is within 5 Business Days of the date of the issuance of such certificate. Each such Milestone Compliance Certificate shall specify whether the applicable Milestone Payment shall be made in cash or in shares of Parent’s Common Stock. Upon payment of the applicable Milestone Payment Amount, no further payment by Parent pursuant to this Agreement shall be required with respect to such Milestone. The Stockholder Representative shall be responsible for distributing any Milestone Compliance Certificate to the Holders.

(b)	Non-Compliance Certificates. If (A) prior to the delivery of any Milestone Compliance Certificate events or circumstances occur that cause Parent reasonably to believe that any Milestone Payment will not and cannot occur, or (B) the applicable Milestone has been achieved, but Parent determines that the applicable Milestone Payment shall be subject to the cost-sharing provision set forth in Section 2.4(e) hereof for Intellectual Property Losses, then within 10 Business Days of the occurrence of such events or determinations, as applicable, Parent shall deliver to the Rights Agent and the Stockholder Representative a certificate (a “Non-Compliance Certificate”) setting forth in reasonable detail the events and circumstances underlying its belief that delivery of such Non-Compliance Certificate is required. The Stockholder Representative shall be responsible for distributing any such Non-Compliance Certificates to the Holders.

(c)	Payment of Milestones. On the applicable payment date, Parent shall cause the Rights Agent or Computershare, as applicable, to (i) pay the applicable amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such payment date, or (ii) mail the applicable shares furnished by the Company to the Rights Agent to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such payment date; in each case, the amount to which each Holder is entitled to receive will be based on the number of CVRs held by such Holder as reflected on the CVR Register.

(d)	Withholding. Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(e)	Cost-Sharing for Intellectual Property Losses. During the term of this Agreement (as described in Section 6.11 hereof), Parent shall have the right to set off twenty percent (20%) of any Intellectual Property Losses (the “Stockholder Portion”) against Milestone Payments otherwise payable to the Company Stockholders hereunder. In no event, however, shall Parent be entitled to deduct from any Milestone Payment more than twenty percent (20%) of the value of such Milestone Payment. To the extent that any such deduction is insufficient to cover the Stockholder Portion at the time such a deduction is made, the remaining portion of such Stockholder Portion shall be applied toward the next Milestone Payment that becomes payable by Parent hereunder (“Rolling Losses”). Parent shall have no right of action hereunder against the Company Stockholders to recover any portion of a Milestone Payment that was previously paid. In the event that a Non-Compliance Certificate has been provided pursuant to Section 2.4(b) hereof with respect to any specific Intellectual Property Losses, and provided that Parent and the Stockholder Representative have resolved any objections related to any such Non-Compliance Certificate, Parent shall not be required to submit additional Non-Compliance Certificates in the event it applies a deduction to future Milestone Payments in respect of Rolling Losses.

(f)	Investment of Exchange Fund. Computershare offers the custody of funds placed, at the direction of the Parent, in bank account deposits. Computershare will not provide any investment advice in connection with this service. During the term of this Agreement, the Fund shall be held in a bank account, and shall be deposited in one or more interest-bearing accounts to be maintained by Computershare in the name of Computershare at one or more banks which shall be a commercial bank with capital exceeding $500,000,000 (each such bank an “Approved Bank”). The deposit of the Exchange Fund in any of the Approved Banks shall be deemed to be at the direction of the Parent. At any time and from time to time, Parent may direct Computershare by written notice (i) to deposit the Exchange Fund with a specific Approved Bank, (ii) not to deposit any new amounts in any Approved Bank specified in the notice and/or (iii) to withdraw all or any of the Exchange Fund that may then be deposited with any Approved Bank specified in the notice. With respect to any withdrawal notice, the Rights Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the Parties acknowledge and agree that such specified amount remains at the sole risk of Parent prior to and after such withdrawal. Such withdrawn amounts shall be deposited with any other Approved Bank or any Approved Bank specified by Parent in the notice. Computershare shall pay interest on the Exchange Fund at a rate equal to 90% of the then current 3 month U.S. Treasury Bill rate. Such interest shall accrue to the Exchange Fund within three (3) business days of each month end. Computershare shall be entitled to retain for its own benefit, as partial compensation for its services hereunder, any amount of interest earned on the Exchange Fund that is not payable pursuant to this Section 2.4(f).

(g)	Undistributed Amounts. Any cash or stock certificates that remain undistributed to the Holders of CVRs twelve (12) months after the applicable payment date set forth in any Milestone Compliance Certificate, as applicable, shall be delivered to Parent, upon demand, and any Holders of CVRs who have not theretofore received cash or stock certificates in exchange for such CVRs shall thereafter look only to Parent for payment of their claim therefor. Notwithstanding any other provisions of this Agreement, any portion of the consideration provided by Parent to the Rights Agent that remains unclaimed 180 days after termination of this Agreement in accordance with Section 6.11 hereof (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by law become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(h)	Objections to Non-Compliance Certificates. Within 60 days of the date of any Non-Compliance Certificate, the Stockholder Representative, on behalf of such Holders, may deliver a written notice to the Rights Agent and Parent stating that the Holders object to

(a “Notice of Objection”) such Non-Compliance Certificate (collectively, the “Determinations”). If Parent does not agree with the objections to the applicable Non-Compliance Certificate set forth in the Notice of Objection, the Determinations that are in dispute shall be resolved by the procedure set forth in Section 6.12, which decision shall be binding on the parties hereto and the Holders. If the Stockholder Representative does not deliver a Notice of Objection to the Rights Agent and Parent within such 60 day period, then the applicable Milestone Payment to which the Non-Compliance Certificate relates shall not be due and payable to the Holders, and Parent and Rights Agent shall have no further obligations with respect to such payments (but may have obligations with respect to the other payments in accordance with the terms of this Agreement).

(i)	Information. Parent shall furnish to the Rights Agent or the Stockholder Representative information and documentation in connection with this Agreement and the CVRs, including confidential information of Parent, if necessary, that the Rights Agent or the Stockholder Representative may reasonably request in connection with the determination of whether a Milestone has occurred or whether the applicable amount of Net Sales have been achieved,. The Stockholder Representative shall forward any information and documentation it receives to the Holders who request such information, provided, however, the Stockholder Representative shall redact from any such information any documentation that Parent has marked as “confidential”.
2.5 No Parent Stockholder Rights. The CVRs shall not have any voting, consent, notice or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder. The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger, and shall not convey to the Holders thereof any rights of any kind or nature whatsoever possessed by a stockholder of Parent, either at law or in equity. The rights of a Holder are limited to those expressed in this Agreement.
2.6 Sole Discretion and Decision Making Authority. Notwithstanding anything contained herein to the contrary, the Parties acknowledge that development and commercial potential of the Product Candidate is uncertain and expensive, and as a result, Parent shall have sole discretion and decision making authority over whether to continue to invest, how much to invest in the development of Product Candidate, the timing of development and commercialization activities related to the Product Candidate, including without limitation, with respect activities related to the protection of intellectual property rights, and determinations regarding the jurisdictions in which marketing approval will be sought, and whether and on what terms, if any, to enter into (i) a clinical trial agreement, license or sale agreement related to the Product Candidate, (ii) any other agreement for the development, marketing or sale of the Product Candidate, or (iii) any option to enter into any such agreements.
2.7 Limitation on Use of Parent Common Stock. Notwithstanding anything to the contrary contained herein, under no circumstances shall Parent be permitted to satisfy any Milestone Payment with shares of Parent Common Stock unless such issuance of Parent Common Stock has been approved by the requisite vote of Parent’s stockholders in accordance with Rule 5635(a) of the NASDAQ Listing Rules. If Parent is prohibited or otherwise restricted from distributing Parent Common Stock, it shall not be relieved of its obligation to make payment of the Milestone Payment and such Milestone Payment shall be made all in cash or in a combination of cash and Parent Common Stock, to the extent permitted.
ARTICLE 3
THE RIGHTS AGENT
3.1 Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. Notwithstanding anything contained herein to the contrary, the Rights Agent’s aggregate liability during any term of this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Parent to the Rights Agent as fees and charges, but not including reimbursable expenses.
3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:
(a)	the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)	the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(c)	in the event of arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(d)	the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises; and

(e)	Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence, provided, however, that the Rights Agent’s aggregate liability with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Parent to the Rights Agent.

(f)	Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth in that certain Fee and Transfer Service Schedule between Parent and Rights Agent dated as of April 1, 2011 (the “Fee Schedule”) , and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income) in accordance with the Fee Schedule. The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses (including reasonable fees and expenses of the Rights Agent’s counsel and agent) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder in accordance with the Fee Schedule.An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by Parent, except for postage and mailing expenses, which funds must be received one (1) Business Day prior to the scheduled mailing date. Parent agrees to pay to the Rights Agent any amounts, including fees and expenses, payable in favor of the Rights Agent in connection with any dispute, resolution or arbitration arising under or in connection with this Agreement; provided, however, that in the event of a resolution in favor of Parent, any amounts, including fees and expenses, payable in favor of the Rights Agent related to such dispute, resolution or arbitration shall be offset against the amount payable to the Rights Agent hereunder.
3.3 Resignation and Removal; Appointment of Successor.
(a)	The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b)	If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent who may be the Stockholder Representative or a Holder but shall not be an officer of Parent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

(c)	Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Stockholder Representative. The Stockholder Representative shall forward such notice to the Holders.
3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent, the Stockholder Representative and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, that upon the request of Parent, the Stockholder Representative or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.
ARTICLE 4
COVENANTS
4.1 List of Holders. The Stockholder Representative shall furnish or cause to be furnished to the Rights Agent the names, addresses and shareholdings of the Holders immediately prior to effective time of the Merger. After the effective time of the Merger, within five (5) Business Days after receipt by Parent of any such request, Parent shall deliver a list, in such form as Parent receives from its transfer agent (or other agent performing similar services for Parent), of the names and the addresses of the Holders as of a date not more than 15 Business Days prior to the time such list is furnished.
4.2 Provision of Milestone Payments. Parent shall promptly provide the Rights Agent or Computershare, as applicable, with the applicable cash or shares of Parent Common Stock payable in respect of any Milestone Payment, if any, to be distributed to the Holders in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.
ARTICLE 5
CONSOLIDATION, MERGER, SALE OR CONVEYANCE
5.1 Parent May Consolidate, Etc.
(a)	Parent shall not consolidate with or merge into any other Person or sell, convey, transfer or license substantially all of its Business assets to any Person (including in connection with a spin-off transaction) (a “Transaction”), unless:
     (i) Parent shall be the continuing Person, or the Person formed by such Transaction or into which Parent is merged or the Person that acquires or becomes the licensee of substantially all of Parent’s Business assets, or, in the case of a spin-off, the Person who has received the largest portion of the Business assets (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of Parent to be performed or observed; and
     (ii) Parent or the Surviving Person, as the case may be, shall not immediately after such merger or consolidation, spin-off, or such sale, license or conveyance, be in breach in the performance of any covenant or condition contained herein;
     (iii) Parent has delivered to the Rights Agent and the Stockholder Representative an officer’s certificate, stating that, to Parent’s knowledge based upon the reasons articulated in such certificate, such successor Person is capable of fulfilling all obligations to be assumed by it under this Agreement, that such Transaction complies with this Article 5 and that all conditions precedent herein provided for relating to such Transaction have been complied with.

(b)	For purposes of this Section 5.1 only, “substantially all of its Business assets” shall mean (i) assets contributing in the aggregate at least 80% of Parent’s revenues for the Business during the then-current period, (ii) assets constituting in the aggregate at least 80% of Parent’s total assets for the Business for the-then current period or (iii) the licenses from The University of Texas M. D. Anderson Cancer Center or The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., including those granted pursuant to the Clinical Study Agreement. “Business” means the Parent’s business, including the business of an Affiliate controlled by Parent, as it relates to the development and commercialization of the Product Candidate.

(c)	Upon any Transaction consummated in accordance with this Section 5.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein, and, thereafter, Parent shall be relieved of all obligations and covenants under this Agreement and the CVRs.
ARTICLE 6
OTHER PROVISIONS OF GENERAL APPLICATION
6.1 Notices to Rights Agent, Parent and Stockholder Representative. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally by commercial courier service, federal express or otherwise or (ii) on the date of confirmation of receipt (or the first Business Day following such receipt if the date is not a Business Day), of transmission, by telecopier, or facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     (a) If to Parent, to it at:
RXi Pharmaceuticals Corporation
60 Prescott Street
Worcester, MA 01605
Attn: Chief Executive Officer
Facsimile: 508-767-3862
with separate copies thereof addressed to (which shall not constitute notice to Parent):
Fredrikson & Byron, P.A.
200 South Sixth Street
Suite 4000
Minneapolis, MN 55402
Attn: Christopher J. Melsha
Facsimile: 612-492-7077

     (b) If to the Rights Agent, to it at:
Computershare Trust Company, N.A.
350 Indiana Street, Suite 750
Golden, Colorado 80401
Attention: Client Services
     (c) If to the Stockholder Representative, to him at:
Robert E. Kennedy
9450 E. Larkspur Dr.
Scottsdale, AZ 85260
with separate copies thereof addressed to (which shall not constitute notice to the Stockholder Representative):
Snell & Wilmer L.L.P.
One Arizona Center
400 East Van Buren St.
Phoenix, AZ 85004
Attn: Daniel M. Mahoney
Facsimile: 602-382-6070
6.2 Amendments. Subject to applicable Law, this Agreement may be amended by the parties hereto. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of the parties hereto. The Stockholder Representative has the authority to represent all of the Holders for purposes of this Section and for purposes of this Agreement.
6.3 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by Parent or Rights Agent without the written consent of the other; provided, however, that the Rights Agent may, without further consent of Parent, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the Securities Exchange Act of 1934, as amended.
6.4 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the respective permitted successors, assigns, heirs, executors and administrators of the parties hereto. Subject to Article 5 hereof, any reference herein to Parent refers to Parent, any Surviving Person and their successors and assigns.
6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable principles of conflicts of law).
6.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
6.7 Interpretation. The Table of Contents, article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.
6.8 Entire Agreement. This Agreement, including the exhibits and schedules hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersede all prior agreements and the understandings between the parties with respect to such subject matter.
6.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
6.10 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.
6.11 Legal Holidays. In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day.
6.12 Termination; Survival. This Agreement shall terminate upon the earliest to occur of (i) 180 days after payment of the last applicable Milestone Payment hereunder; or (ii) the expiration of the Milestone Target Date. Notwithstanding any termination of this Agreement, Parent shall remain obligated to make payment of any Milestone Payment that corresponds to a Milestone achieved prior to the Milestone Target Date.
6.13 Disputes. All claims, disputes and other matters in controversy (herein called a “Dispute”) arising directly or indirectly out of or related to this Agreement or the other agreements referred to herein, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, will be resolved exclusively according to the procedures set forth in this Section 6.12.

(a)	The parties will attempt to settle Disputes arising out of or relating to this Agreement, or the breach thereof, by a meeting of the Stockholder Representative and an authorized representative of Parent within five (5) days after a request by either of the parties to the other party asking for the same.

(b)	If such Dispute cannot be settled at such meeting, either party within five days of such meeting may give a written notice (a “Dispute Notice”) to the other party setting forth the nature of the Dispute. The parties will attempt in good faith to resolve the Dispute by mediation in Los Angeles, California under the Commercial Mediation Rules of AAA in effect on the date of the Dispute Notice. The parties will select a person who will act as the mediator under this subsection (b) within 60 days of the date of this Agreement. If the Dispute has not been resolved by mediation as provided above within 30 days after delivery of the Dispute Notice, then the Dispute will be determined by arbitration in accordance with the provisions of subsection (c) below.

(c)	Any Dispute that is not settled through mediation as provided in subsection (b) above will be resolved by arbitration in Los Angeles, California, governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and administered by the AAA under its Commercial Arbitration Rules in effect on the date of the Dispute Notice, as modified by the provisions of this subsection (c), by a single arbitrator. The arbitrator selected, in order to be eligible to serve, will be a lawyer with at least 15 years experience specializing in business matters related to the pharmaceutical industry. In the event the parties cannot agree on a mutually acceptable single arbitrator from the list submitted by the AAA, AAA will appoint the arbitrator who will meet the foregoing criteria. The arbitrator will base the award on applicable law and judicial precedent and, unless both parties agree otherwise, will include in such award the findings of fact and conclusions of law upon which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(d)	Notwithstanding the foregoing or anything in this Agreement to the contrary, upon the application by either party to a court for an order confirming, modifying or vacating the award, the court will have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator, the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator. In order to effectuate such judicial review limited to issues of law, the parties agree (and will stipulate to the court) that the findings of fact made by the arbitrator will be final and binding on the parties and will serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated.

(e)	If either party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party will be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

(f)	All applicable statutes of limitations and defenses based upon the passage of time will be tolled while the procedures specified in this Section 6.12 are pending. The parties will take such action, if any, required to effectuate such tolling.
6.14 Confidentiality.
     (a) Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, stockholder information (including any non-public information of such stockholder), proprietary information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.
     (b) Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 6.14.
     (c) Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Rights Agent for stockholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

     (d) Costs. Each party will bear the costs it incurs as a result of compliance with this Section 6.14.
6.15 Force Majeure. Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, labor difficulties, war, or civil unrest.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties hereto have caused this Contingent Value Rights Agreement to be duly executed, all as of the day and year first above written.

Parent:	RXI PHARMACEUTICALS CORPORATION
By:
Its:

Rights Agent:	COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE, INC.
By:
Its:

Stockholder Representative:	By:
Robert E. Kennedy